Exhibit 99.1:  UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS


                                                         Selected Financial Data


                             SELECTED FINANCIAL DATA
           PROCTER & GAMBLE AND GILLETTE UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS

     The Unaudited Pro Forma Condensed Combined Statement of Earnings combines the historical consolidated statements of earnings of The Procter & Gamble Company ("Procter & Gamble") and The Gillette Company ("Gillette"), giving effect to the merger as if it had occurred on July 1, 2004. The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheet of Procter & Gamble and the historical consolidated balance sheet of Gillette, giving effect to the merger as if it had been consummated on June 30, 2005. You should read this information in conjunction with the:

     o accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements;

     o separate historical financial statements of Procter & Gamble as of and for the fiscal year ended June 30, 2005, included in the Procter & Gamble annual report on Form 10-K for the fiscal year ended June 30, 2005;

     o separate unaudited historical financial statements of Gillette as of and for the three- and six-month periods ended June 30, 2005, included in the Gillette quarterly report on Form 10-Q for the three months ended June 30, 2005; and

     o separate historical financial statements of Gillette as of and for the year ended December 31, 2004, included in the Gillette annual report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference into this document.

     The unaudited pro forma condensed combined financial information is provided for informational purposes only. The pro forma information is not necessarily indicative of what the companies' financial position or results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

     The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with Procter & Gamble treated as the acquirer. Accordingly, we have adjusted the historical consolidated financial information to give effect to the impact of the consideration issued in connection with the merger. In the Unaudited Pro Forma Condensed Combined Balance Sheet, Procter & Gamble's cost to acquire Gillette has been allocated to the assets acquired and liabilities assumed based upon management's preliminary estimate of their respective fair values as of the date of acquisition. Any differences between the fair value of the consideration issued and the fair value of the assets and liabilities acquired will be recorded as goodwill. The amounts allocated to acquired assets and liabilities in the Unaudited Pro Forma Condensed Combined Financial Statements are based on management's preliminary internal valuation estimates. Definitive allocations will be performed and finalized based upon certain valuations and other studies that will be performed by Procter & Gamble with the assistance of outside valuation specialists. Accordingly, the purchase allocation pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.

                                                         Selected Financial Data

     The Unaudited Pro Forma Condensed Combined Statement of Earnings also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets. The Unaudited Pro Forma Condensed Combined Statement of Earnings does not include the impacts of any revenue, cost or other operating synergies that may result from the merger. Procter & Gamble expects the transaction to generate $1 billion to $1.2 billion of annual before tax cost synergies by year three. The biggest synergies will come from elimination of selling, general, and administrative overlap between the two companies in areas like Global Business Services, corporate staff, and go-to-market support. The company also has cost synergy opportunities in purchasing, manufacturing and logistics through increased scale, improved asset utilization and coordinated procurement. As a result, Procter & Gamble anticipates a reduction of about 5,000 to 6,000 positions, representing roughly four percent of the combined workforce of the two companies. Finally, Procter & Gamble anticipates economies of scale in retail selling and marketing, including media buying. Procter & Gamble and Gillette are collecting information in order to formulate detailed integration plans to deliver planned synergies.

     The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect the impact of financing, liquidity or other balance sheet repositioning that may be undertaken in connection with or subsequent to the merger. In connection with this transaction, Procter & Gamble also announced a common stock repurchase program pursuant to which it and/or one or more of its subsidiaries plan to repurchase between $18 and $22 billion of its common stock by mid-calendar year 2006. Through September 30, 2005, Procter & Gamble repurchased $8.50 billion under this plan. Procter & Gamble intends to finance such share repurchases through a $24 billion three-year credit facility entered into with a syndicate of banks on July 27, 2005. Procter & Gamble does not anticipate any significant impacts on its overall liquidity as a result of the merger or share repurchases program.

     The Unaudited Pro Forma Condensed Combined Financial Statements do not reflect nonrecurring charges resulting from the merger. The substantial majority of nonrecurring charges resulting from the merger will be comprised of employee termination costs and other exit costs related to the Gillette business that will be recognized in the opening balance sheet in accordance with EITF Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." Other merger-related charges may be incurred that do not meet the criteria in EITF Issue No. 95-3, including employee termination and exit costs related to the Procter & Gamble business, other integration-related costs, and the impacts of divestitures which are required by governmental authorities. On September 14, 2005, Procter & Gamble announced that it entered into an agreement to sell the SpinBrush toothbrush business. Procter & Gamble will divest Rembrandt, a Gillette oral care product line, and Right Guard, a Gillette deodorant. Additionally, Procter & Gamble will make Soft & Dri and Dry Idea, Gillette deodorant brands, available for purchase by the Right Guard buyer. Such divestitures are not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements.

     Based on Procter & Gamble's review of Gillette's summary of significant accounting policies disclosed in Gillette's financial statements and preliminary discussions with Gillette's management, the nature and amount of any adjustments to the historical financial statements of Gillette to conform their accounting policies to those of Procter & Gamble are not expected to be significant. Upon consummation of the merger, further review of Gillette's accounting policies and financial statements may result in required revisions to Gillette's policies and classifications to conform to Procter & Gamble's.

Conforming Year Ends

     Procter & Gamble has a fiscal year end of June 30 whereas Gillette has a December 31 calendar year end. In order to prepare the Unaudited Pro Forma Condensed Combined Statement of Earnings for the year ended June 30, 2005, Gillette's operating results were first conformed to Procter & Gamble's year-end. This was done utilizing Gillette's historical audited financial statements as of and for the year ended December 31, 2004, and their historical unaudited financial statements as of and for the six-month periods ended June 30, 2004 and June 30, 2005.

                                                         Selected Financial Data

          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS
                        For the Year Ended June 30, 2005
                      (in millions, except per share data)
                                                         Procter &                           Pro Forma         Pro Forma
                                                           Gamble          Gillette(a)      Adjustments         Combined
                                                       --------------    --------------    --------------    --------------

Net Sales                                                 $ 56,741          $ 11,179                            $ 67,920
Cost of products sold                                       27,804             4,637                21 (b)        32,462
Selling, general and administrative expense                 18,010             3,882               265 (c)        22,157
                                                       --------------    --------------    --------------    --------------
Operating Income                                            10,927             2,660              (286)           13,301

Interest expense                                               834                35                                 869
Other non-operating income, net                                346               (54)                                292
                                                       --------------    --------------    --------------    --------------
Earnings Before Income Taxes                                10,439             2,571              (286)           12,724

Income Taxes                                                 3,182               734               (87)(d)         3,829
                                                       --------------    --------------    --------------    --------------
Net Earnings                                                 7,257             1,837              (199)            8,895
Preferred dividends, net of tax benefit                       (136)                                                 (136)
                                                       --------------    --------------    --------------    --------------
Net Earnings Available to Common Shareholders             $  7,121          $  1,837          $   (199)         $  8,759

Basic Net Earnings Per Common Share                          $2.83                                                 $2.51
Diluted Net Earnings Per Common Share                        $2.66                                                 $2.40
Dividends Per Common Share                                   $1.03                                                 $1.03

Weighted Average Shares Outstanding (millions):
  Basic                                                      2,516                                 969 (e)         3,485
  Diluted                                                    2,726                                 980 (e)         3,706

See accompanying Notes to Unaudited Pro Forma Condensed Combined Statement of Earnings.

                                                         Selected Financial Data

                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              STATEMENT OF EARNINGS

(a) Certain reclassifications have been made to the historical presentation of Gillette to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Statement of Earnings.

(b) Represents a $54 increase in depreciation expense resulting from the fair value adjustments to Gillette's property, plant and equipment (see note
     (b2) to the Unaudited Pro Forma Condensed Combined Balance Sheet), partially offset by a $33 reduction in cost of sales attributable to the impact of the fair value adjustment to Gillette's pension and other postretirement medical benefits obligations (see note (b6) to the Unaudited Pro Forma Condensed Combined Balance Sheet).

(c) Represents an increase in intangible asset amortization expense of $315 resulting from the fair value adjustments to Gillette's intangible assets (see note (b3) to the Unaudited Pro Forma Condensed Combined Balance Sheet), partially offset by a $50 reduction in selling, general and administrative costs attributable to fair value adjustments to Gillette's pension and other postretirement medical benefits obligations (see note
     (b6) to the Unaudited Pro Forma Condensed Combined Balance Sheet).

     The unaudited pro forma condensed combined financial statements reflect a preliminary allocation to tangible assets, liabilities, goodwill and other intangible assets. The final purchase price allocation may result in a different allocation for tangible and intangible assets than that presented in these unaudited pro forma condensed combined financial statements.

(d) Income tax impacts as a result of purchase accounting adjustments are reflected at our best estimate of Procter & Gamble statutory income tax rates for all tax jurisdictions.

(e) The pro forma combined per share amounts and weighted average common shares reflect the combined weighted average of Procter & Gamble common shares for each of the periods presented and the Gillette common shares, adjusted to reflect the exchange ratio of 0.975 shares of Procter & Gamble common stock for each share of Gillette common stock, including the impact of net shares issued to satisfy Gillette stock options using the treasury stock method.

                                                         Selected Financial Data

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               As of June 30, 2005
                                  (in millions)
                                                      Procter &                           Pro Forma              Pro Forma
                                                       Gamble         Gillette(a)        Adjustments             Combined
                                                   --------------    --------------     --------------        --------------
ASSETS
Cash and cash equivalents                               $6,389             $471                 $-                $6,860
Investment securities                                    1,744              325                                    2,069
Accounts receivable                                      4,185              939                                    5,124
Total inventories                                        5,006            1,484                 65  (b1)           6,555
Deferred income taxes                                    1,081              300                                    1,381
Prepaid expenses and other receivables                   1,924              952                                    2,876
                                                   --------------    --------------     --------------        --------------
TOTAL CURRENT ASSETS                                    20,329            4,471                 65                24,865
Net Property, Plant and Equipment                       14,332            3,578                810  (b2)          18,720
Net Goodwill and Other Intangible Assets                24,163            1,575             57,723  (b3)          83,461
Other Non-Current Assets                                 2,703            1,153                                    3,856
                                                   --------------    --------------     --------------        --------------
TOTAL ASSETS                                           $61,527          $10,777            $58,598              $130,902
                                                   ==============    ==============     ==============        ==============

LIABILITIES
Accounts payable                                        $3,802             $637               $150  (b4)          $4,589
Accrued and other liabilities                            7,531            1,813                                    9,344
Taxes payable                                            2,265              480                                    2,745
Debt due within one year                                11,441              629                                   12,070
                                                   --------------    --------------     --------------        --------------
TOTAL CURRENT LIABILITIES                               25,039            3,559                150                28,748
Long-Term Debt                                          12,887            2,129                                   15,016
Deferred Income Taxes                                    2,894              688              6,409  (b5)           9,991
Other Non- Current Liabilities                           3,230              809              1,447  (b6)           5,486
                                                   --------------    --------------     --------------        --------------
TOTAL LIABILITIES                                       44,050            7,185              8,006                59,241
                                                   --------------    --------------     --------------        --------------
Shareholders' Equity
Preferred stock                                          1,483                0                                    1,483
Common stock                                             2,473              998                (25) (b7)           3,446
Addition paid-in capital                                 3,142            1,810             51,401  (b7)          56,353
Reserve for ESOP debt retirement                        (1,259)               0                                   (1,259)
Accumulated other comprehensive income                  (1,566)            (923)               923  (b7)          (1,566)
Retained earnings                                       13,204            1,707             (1,707) (b7)          13,204
                                                   --------------    --------------     --------------        --------------
TOTAL SHAREHOLDERS' EQUITY                              17,477            3,592             50,592  (b7)          71,661
                                                   --------------    --------------     --------------        --------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY             $61,527          $10,777            $58,598              $130,902
                                                   ==============    ==============     ==============        ==============


See accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet.

                                                         Selected Financial Data

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
BALANCE SHEET

(a) Certain reclassifications have been made to the historical presentation of Gillette to conform to the presentation used in the Unaudited Pro Forma Condensed Combined Balance Sheet.

(b) Gillette shareholders received 0.975 shares of Procter & Gamble common stock for each share of Gillette common stock. Each outstanding Gillette stock option (other than stock options granted in June 2005) became fully-vested and exercisable immediately prior to the merger and was exchanged for an equivalent number of Procter & Gamble options. The shares of Procter & Gamble common stock issued to Gillette shareholders in the merger represent approximately 28% of the outstanding Procter & Gamble common stock after the merger on a fully diluted basis.

Under the purchase method of accounting, the total consideration was determined using the average Procter & Gamble closing stock prices beginning two days before and ending two days after January 28, 2005, the date the acquisition was agreed to and announced. In addition, the issuance of Procter & Gamble stock options was measured at estimated fair value. The preliminary consideration is as follows:

                                                                   Common
                                                                   Shares           Capital in
                                                               (stated value      Excess of
                                                                $1.00 share)      Par Value        Total
                                                               --------------  --------------  --------------
(b7)  Issuance of 973 million Procter & Gamble shares to
      Gillette's shareholders in exchange for outstanding
      Gillette common stock and issuance of 76 million
      Procter & Gamble stock options measured at fair value         $973          $53,211         $54,184

(b4)  Estimated Procter & Gamble transaction costs                                                    150
                                                                                               --------------

      Total consideration                                                                          $54,334
                                                                                               ==============

Procter & Gamble has not completed an assessment of the fair value of assets and liabilities of Gillette and the related business integration plans. The table below represents a preliminary allocation of the total consideration to Gillette's tangible and intangible assets and liabilities based on management's preliminary estimate of their respective fair value as of the date of the business combination.

(b1)  Adjustment to fair value inventory                                                          $     65
(b2)  Adjustment to fair value property, plant and equipment                                           810
(b3)  Elimination of Gillette's historical goodwill                                                 (1,024)
(b3)  Adjustment to fair value identifiable intangible assets                                       21,597
(b3)  Residual goodwill created from the merger                                                     37,150
(b5)  Deferred tax impact of purchase accounting adjustments                                        (6,409)
(b6)  Adjustment to fair value pension and post-retirement obligations                              (1,447)
(b7)  Gillette's historical net book value                                                           3,592
                                                                                               --------------
      Total consideration allocated                                                               $ 54,334
                                                                                               ==============

                                                         Selected Financial Data


Upon completion of the fair value assessment, Procter & Gamble anticipates that the ultimate purchase price allocation may differ from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the assets and liabilities will be allocated to residual goodwill.

For purposes of the preliminary allocation, Procter & Gamble has estimated a fair value adjustment for Gillette's property, plant and equipment equal to 20% of Gillette's accumulated depreciation, based on valuation studies from other recent Procter & Gamble acquisitions. The fair value adjustment was depreciated over an assumed weighted-average useful life of fifteen years.

Procter & Gamble has estimated the fair value of Gillette's identifiable intangible assets as $22,148. The preliminary allocation included in these pro forma financial statements is as follows:

                                                             Estimated
                                                             Average
                                              Estimated      remaining
                                              Fair Value     useful life
                                            --------------  --------------
Asset class:
Brand Intangibles -- indefinite lived       $    17,093       Indefinite
Brand Intangibles -- definite lived               2,929       15 years
Technology and Customer Relationships             2,126       15 years
                                            --------------
                                            $    22,148
                                            ==============


The majority of this intangible valuation relates to brand intangibles, including Gillette, Duracell, Oral B, Braun and others. Procter & Gamble's preliminary assessment as to brand intangibles that have an indefinite life and those that have a definite life was based on a number of factors, including the competitive environment, market share, brand history, operating plan and the macroeconomic environment of the countries in which the brands are sold. For perspective, if Procter & Gamble determines that 30 percent of the amount allocated to indefinite lived intangible assets is more appropriately allocated to definite lived intangible assets with an estimated weighted average useful life of fifteen years, the annual income statement impact is estimated as $115 after-tax, or $0.03 per share.

Procter & Gamble has estimated the fair value of Gillette's pension and post-retirement obligation based on Gillette's unrecognized actuarial losses as of December 31, 2004. The recognition of the fair value of Gillette's pension and post-retirement obligation eliminates the unrecognized actuarial loss and related amortization expense over the estimated weighted-average remaining service life of seventeen years.

Deferred income tax impacts as a result of purchase accounting adjustments are reflected at our best estimate of Procter & Gamble statutory income tax rates for all tax jurisdictions.